UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 1, 2012

ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

001-32935	88-0331369
(Commission File Number)	(IRS Employer Identification No.)

9320 Priority Way West Drive, Indianapolis, Indiana 46240
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (317) 569-8234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Maturity of Financial Obligations

Arcadia Services, Inc. (“ASI”) and three of its wholly-owned subsidiaries (the “Services Borrowers”) are parties to an Amended and Restated Credit Agreement dated July 13, 2009, as subsequently amended on June 9, 2010 and October 31, 2010 (the “Comerica Credit Agreement”).  The repayment of the debt is guaranteed by RKDA, Inc., ASI’s parent company (“RKDA”).  RKDA is a wholly-owned subsidiary of Arcadia Resources, Inc. (the “Registrant” or “Company”).  Comerica Bank has a security interest in all of the assets of the Services Borrowers and RKDA has pledged the outstanding capital stock of ASI as further security under the Comerica Credit Agreement (such security interest and pledge collectively the “Collateral”).  The obligations under the Comerica Credit Agreement matured on April 1, 2012.  The Services Borrowers are in discussions with Comerica with respect to a forbearance agreement pursuant to which the maturity date of the Comerica Credit Agreement would be extended beyond April 1, 2012.  Pending completion and execution of that forbearance agreement, Comerica Bank is continuing to provide funding for the Services Borrowers’ business.  However, there can be no assurances that a forbearance agreement will be successfully completed or that Comerica will not exercise its right to declare all principal and accrued interest under the Comerica Credit Agreement to be immediately due and payable and initiate action to foreclose on the Collateral.  For a further description of the Comerica Credit Agreement and Comerica’s rights thereunder, see the Company’s Quarterly Report on Form 10-Q filed February 21, 2012, including “Note 2 – Management’s Plans” and “Note 7 – Long-Term Obligations”, to the Condensed Consolidated Financial Statements.

On April 1, 2012, the principal and unpaid accrued interest became due and payable under three separate promissory notes (the “Notes”) issued by Arcadia Resources, Inc. (the “Company”) to JANA Master Fund, Ltd. (”JANA”), Vicis Capital Master Fund (“Vicis”) and LSP Partners, LP (“LSP).  The amounts owed to JANA, Vicis and LSP under the Notes is $30.0 million.   The Notes are unsecured obligations of the Company.

On April 4, 2012, the principal and unpaid accrued interest became due and payable under the Company’s promissory note to BestCare Travel Staffing, LLC (the “BestCare Note”).  The amount that became due and payable under the BestCare Note is $594,000.

The Company is unable to pay the amounts due under the Notes and/or the BestCare Note at maturity.  While the Company continues to pursue the sale of its Home Care and Medical Staffing (“Services”) segment, it is not anticipated that the proceeds of any sale, after repayment or assumption by the purchaser of the obligations under the Comerica Credit Agreement, will be sufficient to make any payments on the Notes or the BestCare Note.  To the knowledge of the Company, the holders of the Notes and the BestCare Note have not taken any legal action to collect amounts due and payable at maturity.  The Company does not anticipate being in a position to make significant payments, if any, towards satisfaction of these obligations in the future.  In the event the Services segment is sold, the Company will have no other operating businesses or sources of revenue.

In light of the foregoing, and as previously disclosed in the Company’s Quarterly Reports on Form 10-Q filed November 14, 2011 and February 21, 2012, the Company does not believe that its common shares outstanding have any value, and the Company strongly discourages investors from trading in the Company’s common stock.

Sale of Certain Services Locations

On March 21, 2012, Arcadia Services, Inc. (“ASI”) and Arcadia Health Services, Inc. (“AHSI”), wholly-owned subsidiaries of the Company, entered into an agreement to sell five (5) of their operating locations in North Carolina to Premier Home Health Services, Inc.  Total proceeds will include $250,000 of cash and a note payable for $500,000 to be paid in twelve (12) monthly installments, and AHSI will retain all accounts receivable generated prior to the effective date of the sale.  The transaction will close when the purchaser obtains the licenses and authorizations required to conduct the business.  ASI and AHSI decided to divest these locations after management determined that these locations no longer fit their business and financial objectives.   Revenue generated by the sold locations for the nine-month period ended December 31, 2011 was $3.7 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2012	Arcadia Resources, Inc.

	By:	/s/ Matthew R. Middendorf
Matthew R. Middendorf
	Its:	Chief Financial Officer, Treasurer and Secretary